Exhibit 12

PROGRESS ENERGY CAROLINAS, INC.
EXHIBIT NO. 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED DIVIDENDS COMBINED AND RATIO OF EARNINGS TO FIXED CHARGES

(million of dollars)
Twelve Months Ended March 31	2005	2004

Earnings, as defined:
Income before cumulative effect of change in accounting principles	$462	$484
Fixed charges, as below	204	206
Income taxes, as below	229	226

Total earnings, as defined	$895	$916

Fixed Charges, as defined:
Interest on long-term debt	$181	$188
Other interest	16	11
Imputed interest factor in rentals – charged principally to operating expenses	7	7

Total fixed charges, as defined	$204	$206

Preferred dividends, as defined	$4	$4

Total fixed charges and preferred dividends combined	$208	$210

Income Taxes:
Income tax expense	$234	$231
Included in AFUDC – deferred taxes in book depreciation	(5)	(5)

Total income taxes	$229	$226

Ratio of Earnings to Fixed Charges	4.39	4.45

Ratio of Earnings to Fixed Charges and Preferred Dividends Combined	4.30	4.36

(million of dollars)

Years Ended December 31	2004	2003	2002	2001	2000

Earnings, as defined:
Income before cumulative effect of change in accounting principles	$461	$505	$431	$364	$461
Fixed charges, as below	202	205	224	264	246
Income taxes, as below	234	233	199	215	282

Total earnings, as defined	$897	$943	$854	$843	$989

Fixed Charges, as defined:
Interest on long-term debt	$183	$187	$205	$246	$224
Other interest	12	11	12	11	17
Imputed interest factor in rentals – charged principally to operating expenses	7	7	7	7	5

Total fixed charges, as defined	$202	$205	$224	$264	$246

Preferred dividends, as defined	$5	$4	$4	$5	$5

Total fixed charges and preferred dividends combined	$207	$209	$228	$269	$251

Income Taxes:
Income tax expense	$239	$241	$207	$223	$290
Included in AFUDC – deferred taxes in book depreciation	(5)	(8)	(8)	(8)	(8)

Total income taxes	$234	$233	$199	$215	$282

Ratio of Earnings to Fixed Charges	4.44	4.60	3.81	3.19	4.02

Ratio of Earnings to Fixed Charges and Preferred Dividends Combined	4.33	4.51	3.75	3.13	3.94